Exhibit 10.1

iParty Corp.

OPTION CANCELLATION AGREEMENT

THIS AGREEMENT, made as of the eighth day of December, 2006 (the “Cancellation Date”), between iParty Corp., a Delaware corporation (“iParty”), and Sal Perisano (the “Grantee”).

WHEREAS, there are approximately 300,000 shares available for future issuance under the iParty Amended and Restated 1998 Stock Incentive and Nonqualified Stock Option Plan (the “Plan”), which iParty’s Board of Directors (the “Board”) has determined to be an insufficient number of shares for future issuance in respect of iParty’s anticipated needs regarding employee, management, executive, and director compensation;

WHEREAS, iParty has granted Grantee, among other stock option grants, (i) a stock option on January 18, 1999 exercisable for 25,000 shares of iParty’s common stock at an exercise price of $5.38 per share, (ii) a stock option on March 29, 1999 exercisable for 337,500 shares of iParty’s common stock at an exercise price of $3.75 per share; and (iii) a stock option on August 25, 1999 exercisable for 434,730 shares of iParty’s common stock at an exercise price of $2.00 per share;

WHEREAS, the Grantee has offered to cancel the three stock option grants described above exercisable for an aggregate of 797,230 shares with an exercise price equal to or greater than $2.00 per share without any further consideration apart from that that would inure or arise from the fact that iParty would thereby be afforded the ability and opportunity to increase the number of shares available for future issuance under the Plan in respect of iParty’s anticipated requirements for employee, management, executive, and director compensation; and

WHEREAS, the Grantee and iParty hereby acknowledge and recognize that while the Grantee shall remain eligible for consideration for future grants to be made by iParty under the Plan, each of the Grantee and iParty, by executing and delivering this Agreement, also hereby explicitly acknowledge and recognize that no agreement, understanding, or arrangement between them currently exists regarding future grants, if any, to the Grantee under the Plan.

NOW, THEREFORE, in consideration of good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, iParty and the Grantee mutually agree as follows:

1.             Cancellation of Option.

iParty and the Grantee each hereby agree that any and all rights and options of the Grantee to purchase all or any part of the aggregate of 797,230 shares of iParty common stock pursuant to the three stock option grants described in the recitals above shall cease and be terminated effective as of the Cancellation Date and that each of such options to purchase said aggregate of 797,230 shares of iParty common stock shall be deemed cancelled in full and of no further force and effect.

2.             Modification and Termination of Prior Agreement.

This Agreement shall be deemed to have the effect of immediately modifying and terminating as of the Cancellation Date any prior agreement by and between iParty and the Grantee in respect of the subject matter hereof.

3.             Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

4.             Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to iParty. This Agreement shall inure to the benefit of and be binding upon the Grantee’s legal representatives. All obligations imposed upon and all rights released and relinquished by the Grantee and all rights granted to iParty under this Agreement shall be final, binding and conclusive upon the Grantee’s heirs, executors, administrators and successors.

5.             Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Board. Any determination made hereunder shall be final, binding and conclusive on the Grantee and Corporation for all purposes.

iPARTY CORP.

	By:	/s/ PATRICK FARRELL
Patrick Farrell
President & CFO

Acknowledged and Accepted by:

/s/ SAL PERISANO
Sal Perisano